Exhibit 99.1
                        Ameron's Record 2006 Performance
                  Continues with Higher Third-Quarter Results


    PASADENA, Calif.--(BUSINESS WIRE)--Sept. 22, 2006--Ameron International Corporation (NYSE:AMN) reported earnings of $2.02 per diluted share in the third quarter ended September 3, 2006, compared to $1.58 per diluted share in the third quarter ended August 28, 2005. As previously reported, on August 1, 2006, the Company completed the divestiture of its worldwide coatings and finishes business. Diluted earnings per share from continuing operations, excluding results of the coatings and finishes business, were $1.91 in the third quarter of 2006, compared to $1.35 in the third quarter of 2005. Without coatings and finishes, sales totaled $139.9 million in the third quarter of 2006, compared to $136.6 million in the same period of 2005.
    Sales of continuing operations totaled $398.6 million in the first nine months of 2006. Comparable sales totaled $355.6 million in 2005. Earnings per diluted share were $4.55 and earnings per diluted share from continuing operations were $4.29 for the first nine months of 2006, compared to $2.26 and $2.16, respectively, in 2005.
    Earnings from discontinued operations, which consisted of the coatings and finishes business, were $.11 per diluted share in the third quarter and $.26 per diluted share in the first nine months of 2006, compared to $.23 and $.10, respectively, in 2005. Included in the 2006 results from discontinued operations was a pretax gain on the sale of the coatings and finishes business of $1.2 million.
    The third-quarter results of Ameron's ongoing operations were consistent with the first half of 2006, as the Fiberglass-Composite Pipe and Infrastructure Products Groups and TAMCO, Ameron's 50%-owned steel mini-mill, generated record sales and profits. The Water Transmission Group continued to experience weak market conditions, and, as a result, sales and earnings declined compared to 2005.
    "We remain very pleased with the outstanding third-quarter and nine-month performances of Fiberglass-Composite Pipe, Infrastructure Products and TAMCO," stated James Marlen, Ameron's Chairman, President and Chief Executive Officer. "Business and market conditions were favorable for most of our operations."
    The Fiberglass-Composite Pipe Group's sales rose 30% in the third quarter of 2006, compared to the same period of 2005, while segment income increased 76% due to the sales growth and higher productivity. The sales increase was broad-based across most markets served worldwide. The demand for onshore oilfield piping remained robust, chemical and industrial demand remained steady, and fuel-handling piping sales in the U.S. improved. The marine and offshore market, served primarily from Ameron's operations in Singapore and Malaysia, remained strong. The outlook for the Fiberglass-Composite Pipe Group remains positive. The business should continue to operate at record levels, based on the current order backlog, high oil prices and generally favorable market conditions throughout the world.
    The Water Transmission Group had significantly lower sales and segment income in the third quarter of 2006, compared to the same period of 2005. The anticipated decline was caused by soft market conditions and the lack of new water piping projects in the western U.S. The Water Transmission Group entered the wind-energy market by fabricating large towers for wind-turbine manufacturers. This rapidly growing market in the Southwest and western U.S. provides an excellent growth and diversification opportunity for the Water Transmission Group, and it will counterbalance the cyclical lull in the water infrastructure market. The soft pipe market is expected to continue through late 2007. Longer term, the outlook is positive, based on the projected timing of pipe projects and the need to expand and upgrade water infrastructure throughout the western U.S.
    The Infrastructure Products Group's sales rose 25%, and segment income rose 46%, in the third quarter of 2006, compared to the same period in 2005. Ameron's Hawaiian and Pole Products operations both had improved results. The increase in segment income resulted from higher sales and improved selling prices. The Hawaiian operation continued to benefit from a solid construction market, primarily residential construction, on Oahu and Maui. Pole Products continued to achieve market penetration gains in the southeastern U.S., while sales in the western U.S., primarily California, remained solid due to demand for decorative concrete lighting poles. While residential construction is slowing somewhat, the outlook for the Infrastructure Products Group remains positive due to demand from commercial and governmental construction sectors.
    TAMCO had higher net income in the third quarter of 2006, compared to the same period of 2005. Demand for steel rebar is strong in the western states served by TAMCO, and steel prices are firm. The outlook for TAMCO remains favorable.
    James Marlen continued, "The year-to-date record performance was achieved as our businesses operated efficiently and benefited from favorable market conditions. We expect this performance to continue into 2007. With the divestiture of the coatings business, the Company has become more streamlined with a solid focus on energy and infrastructure-related products. We are optimistic about the future and foresee strong growth opportunities for the Company."

    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the forecasted, estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.



    CONTACT: Ameron International Corporation
             James S. Marlen, Gary Wagner, or James R. McLaughlin
             626-683-4000